Exhibit 8


                               FIRST AMENDMENT TO
                        SETTLEMENT AGREEMENT AND RELEASE

                  This First Amendment to Settlement Agreement and Release (this "Amendment") is made and entered into as of the 8th day of October, 1996, by and between The Krupp Corporation ("Krupp"), a Massachusetts corporation with a principal place of business at 470 Atlantic Avenue, Boston, Massachusetts 022210, and Liquidity Financial Group, L.P. ("Liquidity") individually and on behalf of certain Affiliates as defined in the Agreement (as hereinafter defined), a California limited partnership with a principal place of business at 2200 Powell Street, Suite 700, Emeryville, California 94608.

                                   WITNESSETH:

                  WHEREAS, the parties entered into a Settlement Agreement and Release dated the 27th day of June, 1996 (the "Agreement") and desire to amend the Agreement to eliminate a possible ambiguity, as hereinafter set forth.

                  NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

                  1. Section 4(d) of the Agreement shall be and hereby is amended by adding, at the end of said section following the semicolon, the following clause:

                      provided, however, that Liquidity and Liquidity Affiliates shall not be deemed to be acting in a "group" in violation of this Section 4(d) solely by virtue of their voting their interests in compliance with Section 4(a) of this Agreement;

                  2. Except as expressly set forth above, the Agreement shall remain in full force and effect without amendment or modification.

                  IN WITNESS WHEREOF, the parties have executed this Agreement under seal as of the date first above written.

LIQUIDITY FINANCIAL GROUP, L.P.                THE KRUPP CORPORATION
By:  Liquidity Financial
     Corporation, its general partner

     By:  s/Brent Donaldson                         By:  s/Laurence Gerber
         ------------------------                       ------------------------
            Brent Donaldson                                Laurence Gerber
            President                                      President